EMPLOYMENT AGREEMENT


     AGREEMENT made this 7th day of June, 1996 between Morris Notelovitz, M.D., Ph.D., residing at 2801 N.W. 58th Blvd., Gainesville, Florida 32605 ("Physician") and IVF America, Inc. doing business as IntegraMed America ("INMD"), having its principal place of business at One Manhattanville Road, Purchase, New York 10577.
                                R E C I T A L S:

     INMD, through its Menopause Division (the "Division") is in the business of owning certain assets and providing management and administrative services to medical practices specializing in the provision of medical services, including treatment of pre- and post-menopausal women ("Medical Services).

     Physician is duly licensed to practice medicine in the State of Florida and specializes in the provision of Medical Services.

     Physician is simultaneously herewith entering into an Agreement and Plan of Merger with INMD, INMD Acquisition Corp. and other parties specified therein ("Merger Agreement").

     Physician is  simultaneously  herewith entering into an agreement with INMD
Acquisition   Corp.  to  provide   Medical   Services   ("Physician   Employment
Agreement").

     In order to further facilitate the provision of management services by INMD and expansion of its business, INMD desires to employ Physician as Vice President for Medical Affairs and Medical Director of the Division and Physician desires to accept such employment, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration set forth herein, the parties agree as follows:

          1. ENGAGEMENT. INMD hereby employs Physician and Physician hereby accepts employment to serve as Vice President for Medical Affairs and Medical Director of the Division under the terms and conditions contained herein and as the parties may agree from time to time.

          2. DUTIES.

               (a) As Vice President for Medical Affairs and Medical Director of the Division, Physician shall focus his efforts on the development of
INMD-affiliated medical offices specializing in the provision of Medical Services, which offices will include research capability ("New Sites"). Physician shall also oversee all patient care activities in connection with the Division as required to ensure the proper provision of services to patients. Physician agrees to devote his best efforts and ability and sufficient professional time (which the parties anticipate shall require two (2) days per week) to his services as Vice President for Medical Affairs and Medical Director under the terms and conditions contained herein and as the parties may agree from time to time. In connection therewith, Physician's duties shall include but not be limited to the following:

                    (i) Assisting with the identification of potential markets and development of specific projects approved by INMD for New Sites;

                    (ii)   Assisting   with  the   preparation   of  appropriate
comprehensive business plans (which shall require the approval of INMD) for the establishment of New Sites;

                    (iii) Assisting with the recruitment of qualified professional and non-professional personnel and selection of equipment in connection with New Sites and existing INMD-affiliated facilities providing Medical Services;
                    (iv) Supervision of all aspects of the establishment and commencement of operation of New Sites, subject to INMD's ultimate authority;

                    (v) General oversight of clinical and technical aspects of INMD- affiliated facilities in connection with the Division, including but not limited to review and evaluation of clinical data on a periodic basis and as circumstances otherwise require in order to maintain a high quality of clinical and research activities; and

                    (vi) Assisting with the development and implementation of educational outreach programs designed to facilitate the development of relationships with physicians in the obstetrics/gynecology community and other specialties and the dissemination of information pertaining to the availability of Medical Services and other services offered in connection with the Division.

     Physician shall have access to and the assistance of INMD's corporate and regional staffs in accomplishing the foregoing pursuant to this section 2(a).

               (b) Except as permitted by the Physician Employment Agreement, Physician shall not, during the term of this Agreement, otherwise engage in the practice of medicine or other business activities outside of INMD without the express written consent of INMD.

               (c) INMD will cause Physician to be elected to INMD's Board of Directors, subject to re-election by INMD's shareholders at the next annual meeting of INMD and removal in accordance with the provisions of INMD's By-Laws; provided that if Physician's employment hereunder shall terminate, Physician shall be deemed to have automatically and immediately resigned from the Board of Directors effective with such termination. Physician shall serve on the Board of Directors without compensation (including fees and stock options) of any kind.

               (d) INMD shall cause Physician to be appointed President and Chief Executive Officer of National Menopause Foundation, Inc. ("NMF"). As such, Physician shall have general management responsibility for day-to-day operations of NMF.

               (e) As Vice President for Medical Affairs and Medical Director of the Division, Physician will report to INMD's President and Chief Executive Officer ("President"). In serving as President and Chief Executive Officer of NMF, Physician shall report to INMD's President.

               (f) The parties agree that Physician's time commitments hereunder and pursuant to the Physician Employment Agreement may be reallocated from time to time upon mutual agreement of the parties consistent with the needs of INMD, NMF and [INMD Acquisition Corp.].

          3. COMPENSATION AND BENEFITS.

               (a) As compensation for Physician's services rendered hereunder, Physician shall:

                    (i) Receive a base salary of Seventy-Five Thousand Dollars ($75,000) per annum, pro rated for any part of a year this Agreement is in effect, payable in installments in accordance with INMD's regular payroll practices; and

                    (ii) Be paid a bonus of up to One Hundred  Thousand  Dollars
($100,000) per annum, payable at a rate of Seventy-Five Thousand Dollars ($75,000) upon commencement of full operations of the first new site managed by INMD and providing climacteric medicine services ("Site") and Twenty-Five Thousand Dollars ($25,000) upon commencement of full operations of the second Site each year; provided that Physician shall receive, as an advance against the $100,000 bonus, payments in installments in accordance with INMD's regular payroll practices, and pro rated for any part of a year this Agreement is in effect.

               (b) Physician shall be eligible to participate in INMD's medical, dental, life and long-term disability insurance and other benefit programs from time to time in effect for INMD's senior executives, including any 40l(k) or other retirement plans, participation in any such plans to be in accordance with their respective terms and conditions.

               (c) Physician shall be entitled to take up to an aggregate of four weeks of vacation each calendar year (including vacation time under the Physician Employment Agreement) as business conditions permit, provided that unused vacation may not accumulate from year to year, and any vacation time not used by the end of any year shall not require any additional payment to Physician.

               (d) INMD will reimburse Physician for all reasonable and documented business expenses incurred by Physician on behalf of INMD during the term of employment hereunder consistent with INMD's expense reporting policy (as the same may be modified from time to time).

               (e) Physician shall receive within 30 days of this Agreement, an option to acquire 40,000 shares of INMD stock in accordance with INMD's standard option program for employees.

          4. COMPLIANCE WITH INMD POLICIES. Physician agrees at all times to comply with the policies, directives, bylaws, rules and regulations of INMD and the directives of INMD's President and Board of Directors (and, with respect to NMF, its Board of Directors).

          5. TERM. The term of Physician's employment shall commence on the date hereof and shall terminate four (4) years thereafter unless sooner terminated pursuant to the provisions of section 6. Provided INMD has not exercised its right hereunder to terminate this Agreement, this Agreement may be extended upon the mutual written consent of INMD and Physician on the same terms and conditions as herein specified, for an additional three (3) year period.

          6. TERMINATION.

               (a) Physician's employment hereunder may be terminated at any time by INMD for "cause" (as such term is hereinafter defined) or, upon not less than thirty (30) days' prior written notice, without "cause". For purposes hereof, any termination of Physician's employment pursuant to the provisions of section 6(f) below shall additionally be considered termination of Physician's employment by INMD without "cause". In the event Physician's employment is terminated, this Agreement shall terminate as of the employment termination date.

               (b) In the event Physician's employment is terminated by INMD without "cause":

                    (i) Physician will be paid the following severance in monthly installments (in arrears) beginning the first full month following the cessation of Physician's employment with INMD:

                         (A)  if   termination   occurs  prior  to   Physician's
completion of six (6) months of continuous employment with INMD, the amount of severance shall be equal to (x) the balance of the base salary plus advance bonus installments Physician would have received hereunder had Physician's employment continued for such six month period, plus (y) an additional 12 months' base salary plus bonus; or

                         (B)  if  termination  occurs  on or  after  Physician's
completion of six full months of continuous employment with INMD, the amount of severance shall be equal to 12 months' base salary plus bonus; and

                    (ii)  Physician  will be entitled to receive any accrued but
unpaid  salary  earned  by  Physician   hereunder   through  the  date  of  such
termination.

               (c) No severance shall be paid or payable to Physician in the event Physician's employment is: (i) terminated for "cause", (ii) if Physician voluntarily resigns from employment with INMD, or (iii) if Physician's employment under the Physician Employment Agreement terminates pursuant to sections 10(a)(iii) or is terminated by Physician pursuant to 10(a)(vi) thereof, in which event this Agreement shall terminate immediately upon the date fixed for the cessation of Physician's employment or upon Physician's resignation, respectively; provided, however, that INMD shall nonetheless be obligated to pay Physician any accrued but unpaid salary earned by Physician hereunder through the date of such termination.

               (d) For purposes of this Agreement, termination for "cause" shall mean termination due to any one or more of the following:

                    (i) if Physician is indicted for a felony or any court or governmental authority determines that Physician has committed any act involving fraud, dishonesty, breach of trust or moral turpitude;

                    (ii) if Physician engages in gross negligence or willful misconduct, or engages in other conduct of such a material nature (in the good faith opinion of the President or Board of Directors of INMD) as to render Physician's presence as Vice President for Medical Affairs and Medical Director detrimental to INMD or its reputation;

                    (iii) if Physician commits a material breach of or a default under any of the terms or conditions of this Agreement and Physician fails to cure such breach or default within ten (10) days after written notice thereof from INMD; or

                    (iv) termination of the Physician Employment Agreement for any reason (other than termination by [INMD Acquisition Corp.] pursuant to section 10(a)(vi) thereof).

               (e) Physician's employment hereunder shall additionally terminate immediately upon Physician's death or "permanent disability" (as such term is hereinafter defined). In either such event, this Agreement shall terminate immediately upon the cessation of Physician's employment; provided, however, Physician (or Physician's legal representative, as the case may be) will be entitled to receive any accrued but unpaid salary earned by Physician hereunder through the date of such termination, plus severance in monthly installments (in arrears), beginning the first full month following the date of such termination, in an aggregate amount equal to the positive difference, if any, between (x) the base salary plus advance bonus installments Physician would have received hereunder for the six months immediately following such termination date had Physician's employment continued for such six month period, and (y) the total monies paid or payable to Physician with respect to such six month period under the long-term disability insurance policy or policies maintained by INMD for Physician's benefit, if any. For purposes of this Agreement, the term "permanent disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by INMD for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect in which the term "permanent disability" shall be assigned different definitions, then the term "permanent disability" shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders Physician incapable of fully performing the services required in accordance with Physician's obligations hereunder for a period of 120 consecutive days or for shorter periods aggregating 120 days during any twelve-month period.

               (f) Supplementing the provisions of this section 6, in the event Physician's employment hereunder is terminated by Physician due to any one or more of the following events, such termination of employment shall be deemed termination of Physician's employment by INMD without "cause" within the meaning of this section 6:

                    (i) a material breach of or default under this Agreement by INMD which is not cured by INMD within thirty (30) days after its receipt of written notice thereof from Physician; or

                    (ii) a material reduction in Physician's duties or a material interference with the exercise of Physician's authority by INMD's Board of Directors (not arising from any physical or mental disability Physician may sustain) which would be inconsistent with Physician's position as Vice President for Medical Affairs and Medical Director of the Division and the same shall not have been alleviated by INMD's Board of Directors within fifteen (15) days after its receipt of prior written notice thereof from Physician; provided, however, that a termination by Physician of employment pursuant to this section 6(f) shall not be deemed for purposes hereof to constitute a termination of Physician's employment by INMD without "cause", if, at the time of such termination by Physician, INMD shall be entitled to terminate this Agreement by reason of Physician's "permanent disability" (subject to the passage of any remaining time necessary to render any disability Physician may sustain a "permanent disability" under section 6(e) above), or for "cause" (subject to any applicable cure period) and INMD shall have sent, or shall send, Physician within ten (10) days of INMD's receipt of Physician's notice or termination, a notice of termination by INMD specifying the "cause" or notice by INMD of such pending Permanent Disability.

               (g) Notwithstanding anything in sections 6(b) or 6(e) above to the contrary:

                    (i) Physician shall not have any obligation to INMD to mitigate any termination of employment under such subsections hereunder whereby Physician would be required by INMD promptly to seek, procure or commence substitute employment; and

                    (ii) in the event Physician does seek, procure or commence such substitute employment, none of the income derived or to be derived by Physician therefrom shall be set off by INMD against the balance of any severance payments, if any, owing to Physician by INMD under this Agreement.

               (h) Upon termination of this Agreement, as hereinabove provided, neither party shall have any further obligation hereunder except for: (i) obligations accruing prior to the date of termination; and (ii) obligations, promises or covenants which are expressly made to extend beyond the term or termination of this Agreement. Notwithstanding anything herein to the contrary, the provisions of sections 7 and 8 hereof shall expressly survive the termination of this Agreement.

                  (i) Upon termination of this Agreement without "cause," the Proxy (as such term is defined in the Merger Agreement) shall be of no further force and effect.

          7. RESTRICTIVE COVENANTS.

               (a) For one (1) year after the termination of this Agreement, Physician shall not:

                    (i) directly or indirectly engage or be interested (whether as owner, partner, lender, consultant, employee, agent or otherwise) in any business, activity or enterprise which competes with any aspect of the business being conducted by INMD, its affiliates or successor(s);

                    (ii) directly or indirectly employ or otherwise engage, or offer to employ or otherwise engage, any person who is then (or was at any time within two (2) years prior to the time of such employment, engagement or offer thereof) an employee, representative or agent of INMD, its affiliates or successor(s); or

                    (iii) solicit any business from any person or entity that has been a patient or customer of INMD, its affiliates or successor(s) or directly or indirectly induce or influence any customer, patient, supplier or other person that has a business relationship with INMD, its affiliates or successor(s) to discontinue or reduce the extent of such relationship.

               (b) In addition, Physician shall never use or divulge any trade secrets, patient, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or other information concerning INMD, its affiliates or successor(s) that is competitively sensitive or confidential.

               (c) Physician acknowledges and agrees that the covenants contained in this Section 7 are fair, reasonable and necessary in order to protect INMD's goodwill and business interests and therefore it is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policy applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section shall be adjudicated to be invalid or unenforceable, such deletion shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this
Section 7 shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar to those contained in this Section 7, or other provisions so as to provide to INMD, to the fullest extent permitted by applicable law, the benefits intended by this Section 7.

               (d) Because the breach or attempted or threatened breach of this restrictive covenant will result in immediate and irreparable injury to INMD for which INMD will not have an adequate remedy at law, INMD shall be entitled, in addition to all other available remedies, to a decree of specific performance of this covenant and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security. The provisions of this
Section 7 are in addition to and independent of any agreements or covenants contained in any employment, consulting or other agreement between INMD, its affiliates or successor(s) and Physician.

               (e)  Nothwithstanding  anything  herein  to  the  contrary,  this
Section 7 shall terminate and be of no further effect after four (4) years following the date of this Agreement.

          8. PUBLICATIONS. Physician agrees that any and all abstracts, articles, reviews, or other publications that Physician proposes to submit for publication within the scientific or medical community, or otherwise, which publication is the result of direct or indirect support from INMD, in the form of, including, but not limited to, materials, patients, personnel, data or INMD resources, Physician will submit to INMD's Vice President, Science and Technology and its [Vice President, Medical Affairs], not less than 30 days prior to the proposed submission date, a copy of the proposed article or publication, for INMD's proprietary review. Physician further agrees that the appropriate statement, "Support provided by IntegraMed America, Inc." or "Supported in part by IntegraMed America, Inc." will be set forth as a disclosure with respect to the publication.

          9. NOTICES. All notices, requests, demands, and other communications provided for in this Agreement or required among the parties in connection with the Agreement shall be in writing and shall be deemed to have been given at the time when personally delivered, mailed at any United States Post Office via registered or certified mail, prepaid, return receipt requested, or sent by overnight delivery service against receipt, addressed to the party at the address set forth below or such other address as said party may designate by notice:

         If to Physician:

                  Morris Notelovitz, M.D., Ph.D.
                  2801 N.W. 58th Blvd.
                  Gainesville, Florida 32605

         With a copy to:

                  Richard M. Knellinger, P.A.
                  Barnett Bank Building
                  Suite 305
                  2815 Northwest 13th Street
                  Gainesville, FL 32609-2889

         If to INMD, at:

                  IntegraMed America, Inc.
                  One Manhattanville Road
                  Purchase, New York 10577-2100
                  Attention: Gerardo Canet, President

         With a copy to:

                  IntegraMed America, Inc.
                  One Manhattanville Road
                  Purchase, New York 10577-2100
                  Attention: Claude White, General Counsel

          10. INSURANCE. Physician agrees that INMD may, in its discretion, apply for and take out in its name and at its own expense, and solely for its benefit, key man life insurance on Physician in any amount deemed or advisable by INMD to protect its interests, and Physician agrees that he shall have no right, title or interest therein and further agrees to submit to any medical or other examination and to execute and deliver any application or other instruments in writing reasonably necessary to effectuate such insurance.

         11. PHYSICIAN'S REPRESENTATIONS. Physician represents and warrants that he is not under any obligation, restriction or limitation, contractual or otherwise, to any other individual or entity which would prohibit or impede him from performing his duties and responsibilities hereunder and that Physician is free to enter into and perform the terms and provisions of this Agreement, such representations and warranty to survive the execution, delivery and termination hereof.

          12. AMENDMENT. No modification, amendment, or addition to this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all parties.

          13. ASSIGNMENT. No assignment or delegation of this Agreement or the rights and obligations hereunder shall be valid without the specific written consent of both parties.

          14. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes any prior oral or written understanding between the parties with respect to the subject matter hereof.

          15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida without regard to conflicts of law.

          16. SEVERABILITY. Each provision in this Agreement is intended to be severable, and may be modified by any court of competent jurisdiction to the extent necessary to make such provision valid and enforceable. If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever in whole or in part, such provision or portion thereof shall be reduced as provided in Section 15 or be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

          17. WAIVER; CONSENT. No consent or waiver, express or implied, by either party hereto, or of any breach or default by the other party in the performance by the other of its obligations hereunder, shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default on the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any other instance by or on behalf of Physician and/or INMD shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

          18. FURTHER ACTION. Each party hereto agrees that it will execute and deliver such further instruments and will take such further action as may be necessary to discharge, perform or carry out any of its respective obligations and agreements hereunder.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

IVF AMERICA, INC.



By:   /s/Dwight P. Ryan
      ------------------------------
      Dwight P. Ryan, Vice President


Employee:


       /s/Morris Notelovitz
       -----------------------------
       Morris Notelovitz, M.D.